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                                 EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
FirstAmerica Automotive, Inc.

We consent to incorporation by reference in the registration statement (No. 33-74505) on Form S-8 of FirstAmerica Automotive, Inc. of our report dated March 19, 1999, relating to the consolidated balance sheets of FirstAmerica Automotive, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998 and related schedule which report appears in the December 31, 1998 annual report on Form 10-K of FirstAmerica Automotive, Inc.



                                         /s/  KPMG, LLP


San Francisco, California
March 19, 1999